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                                                                     Exhibit 4.1

                                                   200 West College Drive
[WELLS FARGO LOGO]                                 Durango, Co 81309
                                                   970 247-3242

                                                   Wells Fargo Bank West, N.A.

                      Fourth Amendment to Credit Agreement

This Fourth Amendment to Credit Agreement (this "Agreement") is entered into as of October 31, 2003, by and between Rocky Mountain Chocolate Factory, Inc. ("Borrower"), and Wells Fargo Bank West, National Association ("Bank").

Bank has extended a loan to Borrower evidenced by that certain promissory note dated July 31, 2003, in the amount of $2,500,000.00 ("Note"), along with related loan documents executed in connection therewith or as security therefore (the "Loan Documents"), including that certain Credit Agreement (the "Loan Agreement") dated August 31, 2001.

Borrower and Bank desire to amend and supplement the Loan Agreement pursuant to the terms hereof.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the undersigned parties, Bank and Borrower agree as follows:

     1. The Loan Agreement is hereby amended and supplemented with the following provisions and agreements:

     - Bank approves the repurchase of company stock at no more than $20.00 per share for no more than $2,000,000. If the line of credit is used, any outstanding balance will be termed out at renewal of the line of credit.

     2. Except as modified herein, the Loan Agreement, the Loan Documents, and the Notes shall in all respects remain in full force and effect and are ratified and confirmed in all respects. All liens and security interests securing payment of the indebtedness evidenced by the Notes and extensions and modifications thereof are hereby acknowledged, ratified and confirmed as valid and enforceable, and shall continue in full force and effect to secure the payment of the entire indebtedness evidenced by the Notes and Loan Documents until such indebtedness (including any future extensions, renewals and/or modifications) is fully and finally paid. Likewise, any and all other liens, security interests, rights, privileges, covenants, agreements, guaranties, benefits, and other things of value heretofore conferred upon Bank regarding payment of the Notes shall continue in full force and effect to secure or guarantee payment of the Notes or to otherwise aid in its enforcement until the entire indebtedness evidenced by the Notes and Modification Agreement is fully and finally paid.

     3. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

     4. To the extent allowed by law, the parties hereto agree to be bound by the terms of the following notice:

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NOTICE: This document and all other documents relating to these loans constitute a written loan agreement which represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties relating to these loans.

EXECUTED this 20th day of November, 2003, to be EFFECTIVE as of the 31st day of October.

Wells Fargo Bank West,              Rocky Mountain Chocolate Factory, Inc.
National Association

/s/ Mary Green                          /s/ Bryan Merryman
--------------------------------        ------------------------------------
Mary Nordquist-Green                    Bryan Merryman, CFO, COO
Vice President